SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 3, 2003

HORIZON GROUP PROPERTIES, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	0-24123	38-3407933
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 West Wacker Drive, Suite 4200 Chicago, Illinois		60601
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 917-8870

N/A
(Former Name or Former Address, if Changed Since Last Report)

ITEM 5. Other Events

On November 4, 2003, Horizon Group Properties, Inc. (the “Company”) announced that it had begun restructuring three loans which had been in default since October 2001 (the “GST Loans”).  The planned restructuring includes the payoff at a discount of two loans with an aggregate principal balance of approximately $18 million, excluding accrued interest and penalties, and the reinstatement of the third loan for a total payment by the Company of $4 million.  The restructuring of the reinstated loan will result in the immediate forgiveness of approximately $600,000 of accrued penalties and default interest.

The funds to accomplish this restructuring were provided to the Company by an affiliate of Howard M. Amster, a Director and principle shareholder of the Company.  The Company sold a 49% interest in Gretna, Sealy, Traverse City Outlet Centers, L.L.C. (“GST”), the entity that owned the three outlet centers subject to the GST Loans, to an affiliate of Mr. Amster for $1.96 million.  GST is one of the entities subject to a pending sale agreement in which the Company will sell a 49% interest in the entities that own all of the Company’s outlet centers and the corporate office for $11.5 million.  That transaction is still pending with due diligence scheduled to be completed by November 14, 2003.  The purchase price is not affected by this separate sale of the interests in GST.

An affiliate of Mr. Amster also made a $2.04 million loan to the Company.  The proceeds from this loan and the sale of the interests in GST are required to be used to complete the planned debt restructuring.  The loan bears interest at 8.0% and matures on August 3, 2004.

The press release announcing this transaction is attached hereto as Exhibit 99.5.  The note and other documents are also attached hereto as exhibits.

ITEM 7.  Exhibits.

(c)                                  Exhibits.

Exhibit Number	Description

10.119	Letter Agreement dated November 3, 2003 between Horizon Group Properties, L.P. and Pleasant Lake Apts. Limited Partnership

10.120	Promissory Note dated as of November 3, 2003 by Horizon Group Properties, L.P. to the order of Pleasant Lake Apts. Limited Partnership

10.121	Guaranty of Payment dated as of November 3, 2003 by Horizon Group Properties, Inc. to and for the benefit of Pleasant Lake Apts. Limited Partnership

99.5	Press release issued by the Company on November 4, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON GROUP PROPERTIES, INC.

Date:	November 7, 2003	By:	/s/ David R. Tinkham
		Name:	David R. Tinkham
		Title:	Chief Financial Officer and Secretary